
                                 NSAR ITEM 770

                      VK New York Quality Municipal Trust
                               10f-3 Transactions

Underwriting#     Underwriting          Purchased From        Amount of Shares    % of Underwriting       Date of Purchase
                                                                 Purchased


1                 Long Island Power     Bear Stearns             4,000,000               0.118%              05/13/98
